GRAINGER PROMOTES MICHAEL A. PULICK TO PRESIDENT, GRAINGER INDUSTRIAL SUPPLY,
AND D.G. MACPHERSON TO HEAD GLOBAL SUPPLY CHAIN FUNCTION

CHICAGO, October 29, 2008 – W. W. Grainger, Inc. (NYSE: GWW), the leading industrial distributor in North America, announced today that Michael A. Pulick, Senior Vice President for Customer Service, was promoted to Senior Vice President and President, Grainger Industrial Supply, effective November 1, 2008. Pulick, 44, is replacing Y. C. Chen, 61, who will stay on in a special advisory role with the company. At the same time, D.G. Macpherson, 41, will be taking on additional responsibility as the head of a new function.

Y.C. Chen will retire as president, Grainger Industrial Supply, on November 1, 2008, but will stay on with the company providing guidance internationally. “Y.C. has served Grainger in many important positions and has been instrumental in establishing the company’s global sourcing business, improving the supply chain network, and helping to develop the strategic direction of the company’s operations in Canada and Mexico before leading Grainger Industrial Supply. He leaves behind a business with a strong foundation for growth,” said Grainger President and Chief Executive Officer James T. Ryan. “We are pleased to be able to continue to have his counsel.”

Pulick joined Grainger in 1999 from General Electric. He has served as Director of Supplier Management for Grainger’s Custom Solutions business and Product Category Director for Tools, Metalworking and Custom Products. He was named Vice President, Product Management, in 2004 and promoted to his current position in 2006. He holds a bachelor’s degree in electrical engineering from Michigan Technological University and a master’s degree in business administration from the University of Chicago. He serves as an adjunct professor at the Lake Forest Graduate School of Management and is on the board of directors for Junior Achievement of Chicago.

“Mike has a broad background in supply chain and customer service and a strong track record of success in our business,” said Ryan. “He was responsible for starting our product line expansion program in 2006 and has done an outstanding job leading our branch and customer service organization to new standards of customer satisfaction.”

Grainger will also establish a global supply chain function under Senior Vice President D.G. Macpherson, effective immediately. This new function will provide global planning, coordination and specialized expertise to the supply chain organizations in all of Grainger’s business units. The initial focus will be on global supply chain architecture, procurement and supply chain talent management. Reporting to Macpherson in his new role will be Joseph J. Stachowicz, President, Grainger Global Sourcing.

Macpherson joined Grainger earlier this year after 12 years with Boston Consulting Group where he was a partner and managing director. He holds a bachelor’s degree in engineering from Stanford University and a master’s degree in business administration from Northwestern University’s Kellogg School of Management. Ryan added, “D.G. has a broad background in production systems and continuous improvement. His contribution has already been felt in the United States, and as we continue to build out our supply chain internationally, having all of the distribution and sourcing operations working together will give us broader perspective and allow us to leverage our scale advantages.” Macpherson will continue to lead the supply chain organization for Grainger Industrial Supply under Pulick, but in this new function he will report directly to Grainger’s President and Chief Executive Officer.

W.W. Grainger, Inc. with 2007 sales of $6.4 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in the United States, Canada, Mexico, China and Panama. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done.

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